                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE B.F.GOODRICH COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1) Title of each class of securities to which transaction applies:
               Not Applicable

  (2) Aggregate number of securities to which transaction applies:
               Not Applicable

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

  (4) Proposed maximum aggregate value of transaction:
               Not Applicable

  (5) Total fee paid:
               Not Applicable

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
               Not Applicable

  (2) Form, Schedule or Registration Statement No.:
               Not Applicable

  (3) Filing Party:
               Not Applicable

  (4) Date Filed:
               Not Applicable

        BF Goodrich Logo
--------------------------------------------------------------------------------

        NOTICE  OF
        1997
        ANNUAL  MEETING
        OF  SHAREHOLDERS
        AND
        PROXY  STATEMENT

THE BFGOODRICH COMPANY                                          BF GOODRICH LOGO

4020 Kinross Lakes Parkway
Richfield, Ohio 44286-9368

NOTICE TO SHAREHOLDERS

  THE ANNUAL MEETING OF SHAREHOLDERS of The B.F.Goodrich Company, a New York corporation, will be held in the Versailles Suite on the second floor of The St. Regis Hotel, Two East 55th Street, New York, New York on April 21, 1997, at 10:30 A.M. for the following purposes:

  1. To elect fourteen Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

  2. To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as Independent Auditors for the Company for the year 1997.

  3. To transact such other business as may properly come before the meeting.

  Information with respect to the above matters is set forth in the Proxy Statement which accompanies this Notice.

  The Board of Directors has fixed March 3, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Only holders of record at the close of business on that date shall be entitled to notice of and to vote at the meeting or any adjournment thereof.

  A proxy for use at the meeting in the form accompanying this Notice is hereby solicited on behalf of the Board of Directors of the Company from holders of Common Stock. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED. Shareholders may withdraw their proxies at the meeting should they be present and desire to vote their shares in person, and they may revoke their proxies for any reason at any time prior to the voting thereof.

  IT IS IMPORTANT THAT EVERY SHAREHOLDER BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES OWNED. TO MINIMIZE EXPENSE ASSOCIATED WITH COLLECTING PROXIES, PLEASE EXECUTE AND RETURN YOUR PROXY PROMPTLY.

Dated March 7, 1997                           By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                             THE BFGOODRICH COMPANY

                                PROXY STATEMENT

  THE ACCOMPANYING PROXY, WHICH MAY BE REVOKED BY THE SHAREHOLDER GIVING IT, IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. The Annual Meeting of Shareholders of The B.F.Goodrich Company will be held in the Versailles Suite on the second floor of The St. Regis Hotel, Two East 55th Street, New York, New York on April 21, 1997. All shareholders of record of Common Stock at the close of business on March 3, 1997 will be entitled to notice of and to vote at the meeting. There were 53,878,857 shares outstanding on such date, and each share is entitled to one vote. There are no cumulative voting rights. All of the shares represented by proxies submitted by such shareholders, and not revoked by them, will be voted on all matters presented for a vote. Proxies for shares of Common Stock will also represent shares held under the Company's Dividend Reinvestment Plan. Proxies will also be considered to be voting instructions to the Plan Trustee with respect to shares held in accounts under The B.F.Goodrich Company Retirement Plus Savings Plan and similar plans of subsidiaries. If participants in any such plan also are shareholders of record with the same account information, they will receive a single proxy which will represent all shares. If the account information is different, then the participants will receive separate proxies. Participants in other Company employee benefit plans will receive separate proxies. The number printed on the proxy card reflects the total number of shares represented by that proxy.

  The expense of soliciting these proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone or by facsimile, by Officers, Directors, and employees of the Company. The Company will reimburse brokers and others holding shares in their names, or in the names of nominees, for their expenses in sending proxy material to the beneficial owners of such shares and obtaining their proxies. The Company has retained D. F. King & Co., Inc., 77 Water Street, New York, New York 10005-4495, to assist in the solicitation of proxies from shareholders, including brokers, custodians, nominees, and fiduciaries, and will pay that firm fees presently estimated at $8,500 for its services, plus the firm's expenses and disbursements.

  The Annual Report of the Company for 1996, including financial statements, is being mailed with this proxy statement to each holder of record of the Company's Common Stock. An additional copy will be furnished to any shareholder upon request. The approximate date on which this proxy statement and the accompanying proxy will first be mailed to shareholders is March 7, 1997. The principal executive offices of the Company are located at 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368.

                           VOTE REQUIRED FOR APPROVAL

  The fourteen nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy shall be elected. All other matters to be voted upon at the meeting, including the ratification of the appointment of independent auditors, will be decided by a majority of the votes cast "for" or "against" approval. Consequently, abstentions and broker non-votes will have no effect on any matter submitted to a vote at this meeting.

                           PROPOSALS TO SHAREHOLDERS

                            1. ELECTION OF DIRECTORS

  One of the purposes of the meeting is the election of fourteen Directors to hold office until the next Annual Meeting of Shareholders in 1998 and until their respective successors are elected and qualified. It is intended that the accompanying proxy will be voted for the election of the fourteen nominees named on the following pages, all of whom are now Directors and whose terms expire in April 1997.

  All nominees have indicated that they are willing and able to serve as Directors if elected. Mr. Ong has announced his retirement as of July 1, 1997, at which time he is expected to resign as a Director. If any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such person as may be designated by the Board of Directors to replace such nominee.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE NOMINEES FOR DIRECTOR.

                                        NOMINEES FOR ELECTION

                         JEANETTE GRASSELLI BROWN, age 68 -- Director since April 15, 1991.
 JEANETTE GRASSELLI      RETIRED DIRECTOR OF CORPORATE RESEARCH, BP AMERICA. Mrs. Brown is a
     BROWN PHOTO         graduate of Ohio University, BS and Case Western Reserve University,
                         MS. She holds seven DSc (hon.) degrees. Mrs. Brown joined the Research
                         Department of Standard Oil Company of Ohio (now BP America) in 1950. At
                         her retirement in January 1989 she was Director of Corporate Research,
                         Environmental and Analytical Sciences. She has authored 9 books and over 70 publications in scientific journals. Mrs. Brown is a director of AGA Gas, Inc., BDM International, Inc., Diatrac Holdings, Inc.,
                         McDonald & Co. Investments and USX Corp. She is past Chair of the Board of Trustees of Ohio University and was Distinguished Visiting Professor
                         and Director, Research Enhancement there from 1989-1995. She was appointed to the Ohio Board of Regents in 1995. She is a member of the
                         Board of Trustees of the Great Lakes Science Center, Holden Arboretum,
                         and the Musical Arts Association. She is Chair of the Board of Trustees
                         of The Cleveland Scholarship Programs Inc. She is past Chair of the
                         U.S. Committee for the International Union of Pure and Applied
                         Chemistry, and she serves on the White House Joint High Level Advisory
                         Panel on US/Japan Science and Technology Agreements.

                         DAVID L. BURNER, age 57 -- Director since December 4, 1995.
DAVID L. BURNER PHOTO    PRESIDENT AND CHIEF EXECUTIVE OFFICER, THE BFGOODRICH COMPANY. Mr.
                         Burner received his BSC degree in accounting from Ohio University. He joined The BFGoodrich Company in 1983 as a Financial Vice President of
                         the Engineered Products Group. Later that year he became Vice President and General Manager of the Off-Highway Braking Systems Division and in
                         1985 became an Executive Vice President of the Aerospace and Defense
                         Division. In February 1987 Mr. Burner became President of that
                         Division, which is now BFGoodrich Aerospace. He was elected a Senior
                         Vice President of the Company in April 1990 and Executive Vice
                         President in October 1993. He joined the Office of the Chairman in July
                         1994, was elected President of the Company in December 1995 and assumed the additional title of Chief Executive Officer in December 1996. Mr.
                         Burner began his career with Arthur Andersen & Co. Mr. Burner is a member of the Board of Directors of Brush Wellman Inc. He is also
                         Chairman of The Ohio Aerospace Institute, a member of the Board of
                         Governors of the Aerospace Institute of America, the Board of Directors
                         of the Akron Art Museum, The Greater Cleveland Growth Association and
                         is a Trustee of The Ohio University Foundation. He serves on the
                         Advisory Board of the Salvation Army of Greater Cleveland.

                         GEORGE A. DAVIDSON, JR., age 58 -- Director since April 15, 1991.
GEORGE A. DAVIDSON,      CHAIRMAN AND CHIEF EXECUTIVE OFFICER, CONSOLIDATED NATURAL GAS COMPANY,
JR. PHOTO                a natural gas holding company. Mr. Davidson is a graduate of the
                         University of Pittsburgh with a degree in petroleum engineering. He has been associated with Consolidated Natural Gas since 1966. He became
                         Vice Chairman of Consolidated Natural Gas in October 1985 and served in that position until January 1987, when he assumed the additional responsibility of Chief Operating Officer. In May 1987 Mr. Davidson
                         became Chairman and Chief Executive Officer. Mr. Davidson is a director of Consolidated Natural Gas Company and PNC Bank Corp. He serves on the
                         National Petroleum Council, the Allegheny Conference on Community
                         Development, the Pittsburgh Foundation, is past Chairman of the
                         American Gas Association and Chairman of the Board of The Pittsburgh
                         Cultural Trust. Mr. Davidson is a Trustee of the University of
                         Pittsburgh and is the Chairman Emeritus of the Pittsburgh Civic Light
                         Opera Board.

                                        NOMINEES FOR ELECTION

                         RICHARD K. DAVIDSON, age 55 -- Director since October 1, 1996.
 RICHARD K. DAVIDSON     CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, UNION PACIFIC
        PHOTO            CORPORATION, a transportation company with interests in the railroad and trucking industries. Mr. Davidson received his B.A. degree from
                         Washburn University in Kansas and completed the Advanced Management
                         Program at Harvard University. He launched his railroad career with the
                         Missouri Pacific Railroad in 1960. In 1982 Mr. Davidson became part of
                         Union Pacific Railroad when the Missouri Pacific merged with Union
                         Pacific. He became Vice President-Operations in 1986 and Executive Vice
                         President three years later. In August of 1991 Mr. Davidson became
                         President and Chief Executive Officer and six weeks later was elected
                         Chairman and Chief Executive Officer of Union Pacific Railroad. In
                         1994, he became President and a member of the Board of Directors of
                         Union Pacific Corporation, Chief Operating Officer in November of 1995
                         and remains Chairman and Chief Executive Officer of Union Pacific
                         Railroad. Mr. Davidson became Chairman and Chief Executive Officer of
                         Union Pacific Corporation on January 1, 1997. Currently he serves as a member of the Board of CALEnergy Company, Inc.

                         JAMES J. GLASSER, age 62 -- Director since April 15, 1985.
JAMES J.GLASSER PHOTO    CHAIRMAN EMERITUS, GATX CORPORATION, a transportation, storage, leasing and financial services company. Mr. Glasser holds a bachelor of arts degree from Yale University and a doctor of jurisprudence degree from
                         Harvard Law School. He joined GATX Corporation in 1961 and served in various executive capacities becoming President in 1974, Chairman of the Board and Chief Executive Officer in 1978, and Chairman Emeritus in
                         April 1996. He is a Director of Harris Bankcorp, Inc., Harris Trust and
                         Savings Bank, Mutual Trust Life Insurance Co. and Stone Container
                         Corporation. Mr. Glasser is also a Director of the Chicago Association of Commerce & Industry, Chicago Central Area Committee, Lake Forest
                         Hospital, National Merit Scholarship Corporation, Northwestern Memorial
                         Corporation, Voices for Illinois Children and a Trustee of Better
                         Government Association, Chicago Zoological Society and the University
                         of Chicago and is a member of the Executive Committee of the Chicago
                         Community Trust.

                         THOMAS H. O'LEARY, age 62 -- Director since April 18, 1988.
  THOMAS H. O'LEARY      CHAIRMAN, BURLINGTON RESOURCES INC., an oil and gas exploration and
        PHOTO            production company. Mr. O'Leary received an undergraduate degree from
                         Holy Cross College in 1954 and an MBA degree from Wharton School of
                         Finance in 1961. In 1982 Mr. O'Leary joined Burlington Northern Inc. as
                         Vice Chairman of the Board, in 1989 he became President and Chief
                         Executive Officer of Burlington Resources Inc., in 1990 he assumed the additional title of Chairman. Mr. O'Leary relinquished the title of
                         Chief Executive Officer in December 1995. Mr. O'Leary is a Director of
                         Burlington Resources Inc. and The Kroger Co.

                                        NOMINEES FOR ELECTION

                         DOUGLAS E. OLESEN, age 58 -- Director since October 1, 1996.
DOUGLAS E. OLESEN        PRESIDENT AND CHIEF EXECUTIVE OFFICER, BATTELLE MEMORIAL INSTITUTE, a
PHOTO                    research and development organization for government and industry. Dr.
                         Olesen earned his B.S., M.S. and Ph.D. degrees in Civil Engineering at the University of Washington. In 1963 Dr. Olesen joined Boeing Aircraft
                         Company as a Research Engineer and assisted in developing and testing closed life-support systems for long-term space missions. He joined
                         Battelle Memorial Institute, Northwest Labs, in Richland, Washington in
                         1967 and served in a series of management positions. Dr. Olesen was named Vice President and Director of the Northwest Division in 1979. In
                         1984 he became Executive Vice President and Chief Operating Officer of
                         the Battelle Memorial Institute in Columbus, Ohio. Three years later he was elected President and Chief Executive Officer. Currently he serves as a Director of Columbia Gas Systems, Inc. and its subsidiary,
                         Columbia Gas-Ohio. He is active in numerous community organizations and is also a former President of the International Technology Institute.

                         JOHN D. ONG, age 63 -- Director since June 18, 1973.
JOHN D. ONG PHOTO        CHAIRMAN OF THE BOARD, THE BFGOODRICH COMPANY. Mr. Ong received his
                         B.A. and M.A. degrees from Ohio State University and his LL.B. degree from Harvard Law School. He joined The BFGoodrich Company in 1961 as assistant counsel. Mr. Ong progressed through a number of business positions. He was elected Executive Vice President and a Director in
                         June 1973, Vice Chairman of the Board in April 1974, President in April
                         1975, and became Chairman of the Board and Chief Executive Officer on
                         July 1, 1979. He relinquished the title of Chief Executive Officer in
                         December 1996. Mr. Ong is a Director of Ameritech Corporation, ASARCO
                         Incorporated, Cooper Industries, Inc., The Geon Company, The Kroger Co.
                         and TRW Inc. In addition, he is a senior member of The Conference Board and a member of The Business Council. Mr. Ong is also a Trustee of the
                         University of Chicago and the John S. and James L. Knight Foundation,
                         and Chairman of The Musical Arts Association (Cleveland Orchestra).

                         RICHARD DE J. OSBORNE, age 62 -- Director since April 15, 1996.
RICHARD DE J. OSBORNE    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, ASARCO INCORPORATED, a
PHOTO                    leading producer of nonferrous metals. Mr. Osborne received an A.B. in economics from Princeton University. He joined ASARCO in 1975 as Vice
                         President of Finance and Chief Financial Officer. He became an
                         Executive Vice President in 1977 and President in 1982. He assumed his present position in 1985. Prior to that time, Mr. Osborne had been an
                         Executive Vice President of Finance and Business Development at
                         Fairchild Camera and Instrument Corporation and held various executive positions in finance, planning and management at IBM Corporation. Mr.
                         Osborne is also Chairman of the Board (non executive) and a Director of
                         Southern Peru Copper Corporation and a Director of ASARCO Incorporated,
                         Grupo Mexico, S.A. de C.V. and Schering-Plough Corporation. Mr. Osborne
                         is a Trustee of The Tinker Foundation.

                                        NOMINEES FOR ELECTION

                         JOSEPH A. PICHLER, age 57 -- Director since September 1, 1988.
JOSEPH A. PICHLER        CHAIRMAN AND CHIEF EXECUTIVE OFFICER, THE KROGER CO., a retail food
PHOTO                    company. Mr. Pichler is a magna cum laude graduate of Notre Dame
                         University and has an M.B.A. and a Ph.D. from the University of
                         Chicago. He joined Dillon Companies, Inc. in 1980 and was elected
                         President of Dillon in 1982. He was elected to the Board of Directors of Kroger when Dillon became part of Kroger in January 1983. He was elected President and Chief Operating Officer in October 1986, Chief
                         Executive Officer in June 1990 and Chairman in September 1990. Mr.
                         Pichler served for six years as Dean of the School of Business at the
                         University of Kansas. Mr. Pichler is a director of The Kroger Co. and
                         Cincinnati Milacron, Inc. He serves on the Advisory Board of Tougaloo
                         College in Tougaloo, Mississippi and the Cincinnati Chapter of The
                         Salvation Army. He is a Board Member of the Salvation Army School for
                         Officer Training.

                         ALFRED M. RANKIN, JR., age 55 -- Director since April 18, 1988.
ALFRED M. RANKIN, JR.    CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, NACCO INDUSTRIES,
PHOTO                    INC., a holding company with interests in the mining and marketing of lignite, manufacturing and marketing of forklift trucks, and the manufacturing and marketing of small household electric appliances. Mr.
                         Rankin holds a Bachelor of Arts degree in economics from Yale
                         University, and a juris doctor degree from the Yale Law School. He joined NACCO Industries in February 1989 as President and Chief
                         Operating Officer and became President and Chief Executive Officer in
                         May 1991. He assumed the additional title of Chairman in May 1994.
                         Previously, Mr. Rankin served in a number of management positions with
                         Eaton Corporation, with the most recent being Vice Chairman and Chief
                         Operating Officer from April 1986 to February 1989. He is a director of
                         NACCO Industries, Inc., The Standard Products Company and The Vanguard
                         Group. He is a trustee of The Cleveland Foundation, Cleveland Tomorrow, the Cleveland Museum of Art, the Musical Arts Association and
                         University Hospitals of Cleveland.

                         IAN M. ROSS, age 69 -- Director since March 1, 1983.
IAN M. ROSS PHOTO        PRESIDENT EMERITUS, AT&T BELL LABORATORIES, the research and development subsidiary of AT&T. A native of Southport, England, Dr.
                         Ross received his B.A., M.A. and Ph.D. degrees in electrical engineering from Cambridge University, England. He joined AT&T Bell
                         Laboratories in 1952 and has held a number of positions with that corporation and its affiliates. He was named President in 1979 and
                         President Emeritus in July 1991. Dr. Ross is a director of NACCO
                         Industries, Inc. and Thomas & Betts Corporation. He is also a member of the National Science Board and the Board of Trustees of the Foundation
                         of the University of Medicine and Dentistry of New Jersey.

                                        NOMINEES FOR ELECTION

                         D. LEE TOBLER, age 63 -- Director since April 18, 1988.
D. LEE TOBLER PHOTO      EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, THE BFGOODRICH
                         COMPANY. Mr. Tobler received a bachelor of arts degree in finance and economics from Brigham Young University in 1957 and a master in business administration degree from Northwestern University in 1958. In
                         1981 Mr. Tobler joined Zapata Corporation as Group Vice President,
                         Chief Administrative and Financial Officer, where he served until he assumed his present position as of January 1, 1985. Mr. Tobler is not a director of any other public company. Mr. Tobler is past Chairman and currently a Trustee of the Akron Regional Development Board, The
                         University of Akron, Inventure Place and Executive Vice President of
                         the Ohio Ballet.

                         A. THOMAS YOUNG, age 58 -- Director since April 17, 1995.
A. THOMAS YOUNG          RETIRED EXECUTIVE VICE PRESIDENT, LOCKHEED MARTIN CORPORATION, an
                         aerospace and defense company. Mr. Young is a graduate of the
                         University of Virginia with bachelor degrees in aeronautical engineering and mechanical engineering, and of the Massachusetts
                         Institute of Technology with a master's degree in management. Mr. Young was with the National Aeronautics and Space Administration from 1961 to
                         1982, serving in a number of management positions including Mission
                         Director of the Project Viking Mars landing program and Director of the
                         Goddard Space Flight Center. In 1982 he joined Martin Marietta as Vice
                         President of Aerospace Research and Engineering, later became Senior
                         Vice President and President of Martin Marietta Electronics & Missiles
                         Group and Executive Vice President. He became President and Chief
                         Operating Officer in January 1990, Executive Vice President of Lockheed
                         Martin Corporation in March 1995 and retired in July of that year. Mr.
                         Young is a director of Cooper Industries, Inc., Dial Corporation,
                         Memotec Communications Inc., Potomac Electric Power Company, and
                         Science Applications Informational Corp. He is a director of the
                         Virginia Engineering Foundation of the University of Virginia's School
                         of Engineering and Applied Science. Mr. Young is also a Fellow of the
                         American Astronautical Society, the American Institute of Aeronautics
                         and Astronautics, Chairman of the Executive Committee of the Business
                         Committee for the Arts and a member of the National Academy of
                         Engineering.

                               RETIRING DIRECTORS

  William L. Wallace, a Director since 1990, will retire as of the 1997 Annual Meeting of Shareholders. His wise counsel and able assistance will be missed.

                                 OTHER NOMINEES

  Under provisions of the Company's By-Laws any shareholder of the Company entitled to vote for the election of directors may make nominations for director if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently such notice must be received between January 17 and February 17, 1997. Such notice shall give the name, age, principal occupation or employment of each proposed nominee and a brief description of any arrangement or understanding between such person and others pursuant to which he was selected as a nominee, as well as any other information required by the proxy regulations promulgated by the Securities and Exchange Commission. The notice shall include the proposed nominee's written consent to serve as a director if elected. The notice shall also provide (i) the name and address of the shareholder proposing the nominee as well as any other shareholders believed to be supporting such nominees, and (ii) the number of shares of each class of stock of the Company owned by such shareholders. No person is eligible for election as a director unless nominated in accordance with the procedures contained in the By-Laws. See Appendix A for the full text of the relevant section of the By-Laws. The Company has not received any notice of additional nominees for director.

   HOLDINGS OF COMPANY EQUITY SECURITIES BY DIRECTORS AND EXECUTIVE OFFICERS

  The table below sets forth information with respect to the number of shares of the Company's Common Stock beneficially owned by Directors and Officers of the Company as of January 31, 1997.

                                                                                  AMOUNT AS TO WHICH
                                                                                       THERE IS
                                                                                -----------------------
                              AMOUNT AND NATURE     DIRECTORS'     PERCENT        SOLE          SOLE
                                OF BENEFICIAL        PHANTOM         OF          VOTING       INVESTMENT
 NAME OF BENEFICIAL OWNER      OWNERSHIP(1)(2)      SHARES(3)     CLASS(2)        POWER         POWER
--------------------------    -----------------     ---------     ---------     ---------     ---------
Jeanette Grasselli Brown              2,000           4,061           *             2,000        2,000
David L. Burner                     256,868                           *            55,268       17,268
George A. Davidson, Jr.               3,000           4,061           *             3,000        3,000
Richard K. Davidson                   1,000                           *             1,000        1,000
James J. Glasser                      2,000                           *             2,000        2,000
Jon V. Heider                       194,046                           *            67,496       41,496
Marshall O. Larsen                  140,933                           *            26,853        6,853
Thomas H. O'Leary                       400             651           *               400          400
Douglas E. Olesen                       450(5)                        *               450(5)       450(5)
John D. Ong                         630,463                         1.1%          277,653      199,653
Richard de J. Osborne                 1,014                           *             1,014(4)     1,014(4)
Joseph A. Pichler                     1,600             651           *             1,600        1,600
Alfred M. Rankin, Jr.                 1,000             651           *             1,000        1,000
Ian M. Ross                           1,000                           *             1,000        1,000
Wayne O. Smith                       97,379                           *            45,379        7,379
D. Lee Tobler                       188,122                           *            44,358       14,358
William L. Wallace                    4,700             651           *               -0-          -0-
A. Thomas Young                       1,000             651           *             1,000        1,000
22 Directors and Officers         1,810,726          11,377         3.3%          636,472      341,672
  as a Group

* Less than 1%.

(1) Includes the approximate number of shares credited to the individuals' accounts in the Company's Retirement Plus Savings Plan, the Company's matching portion of which is subject to vesting requirements. Includes shares not presently owned by the individuals but which are subject to stock options exercisable within sixty days as follows: J. D. Ong, 352,810 shares; D. L. Burner, 201,600 shares; D. L. Tobler, 143,764 shares; M. O. Larsen, 114,080; W.
O. Smith, 52,000; J. V. Heider, 126,550; and 22 Directors and Officers as a group, 1,169,554 shares. Executive officers have voting power but no investment power with respect to Performance Shares and Restricted Shares contingently awarded to them under the Company's Long-Term Incentive Plan. All ownership is direct, except for W. L. Wallace who owns 4,700 shares indirectly.

(2) Does not include Directors' Phantom Shares.

(3) Number of shares awarded under Directors' Phantom Share Plan, see "Board of Directors -- Compensation of Directors".

(4) Shared voting and investment power.

(5) As of February 4, 1997.

                       BENEFICIAL OWNERSHIP OF SECURITIES

  The table below sets forth information known to the Company with respect to persons who are the beneficial owner of more than 5% of the Company's Common Stock as of December 31, 1996. The shares are directly owned except that the shares in the Company's benefit plans are held of record, but not beneficially, by the Plan's Trustee.

                     NAME AND ADDRESS
                   OF BENEFICIAL OWNER                  AMOUNT        PERCENT OF CLASS
        ------------------------------------------    ----------      ----------------
        State Street Bank and Trust Company,
          Trustee
          225 Franklin Street
          Boston, MA 02110
             The B.F.Goodrich Company Retirement       5,362,042             10.0%
               Plus Savings Plan and other
               Company plans(1)
             Other(2)                                  1,112,387              2.1
        Massachusetts Financial Services               3,068,280              5.7
          Company(3)
          500 Boylston Street
          Boston, MA 02116
        Equinox Capital Management, Inc.(4)            2,772,780              5.2
          590 Madison Avenue
          New York, NY 10022

(1) Participants have voting rights; Trustee is to vote shares for which it does not receive any voting instructions in the same ratio as shares as to which it does receive voting instructions.

(2) Has sole voting power as to 487,993 shares, shared voting power as to 416,894 shares, sole dispositive power as to 694,333 shares and shared dispositive power as to 418,054 shares.

(3) Has sole voting power as to 2,984,280 shares and sole dispositive power as to all shares.

(4) Has sole voting power as to 1,465,620 shares, shared voting power as to 1,307,160 shares and sole dispositive power as to all shares.

                         COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION PHILOSOPHY

  The Compensation Committee and the Company are committed to the philosophy that pay should be linked to Company performance so that the interests of executives are aligned with the interests of shareholders. This philosophy is supported by the following guiding principles for the Company's compensation programs:

  - A significant portion of pay will be dependent on the Company's annual and long-term performance including creation of shareholder value.

  - To the degree possible, compensation programs will be designed to use stock-based incentives in order to link shareholder and executive interests and to encourage stock ownership by executives.

  - A greater percentage of total compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

  - Total cash compensation is to be above the median and nearing the 75th percentile of major industrial companies when the variable compensation elements are earned and be substantially below the median when the variable compensation elements are not earned. The Company intends to provide total compensation commensurate with performance -- when there is good performance, compensation levels will compare favorably with other companies, and when performance is below expectations, compensation levels will be below the average of other companies.

  The Company's compensation program consists of three elements: annual base salary, annual cash bonus incentive compensation and long-term incentives. To assist it in performing its duties, the Committee meets periodically with compensation consultants.

SURVEY DATA

  The Compensation Committee establishes compensation programs, in part, on the basis of competitive factors. It considers both broad-based surveys of large industrial companies and industry-specific surveys. The principal broad-based surveys relied upon include three nationally recognized surveys covering more than 1,400 U.S. companies.

  The principal industry-specific survey utilized is that of selected aerospace and chemical companies, which the Committee has used for a number of years. There is some overlap between the different survey groups. No separate survey is constructed that includes only those companies comprising the different indices used in the stock price performance graph, although some of those companies are contained in the other surveys. The same surveys are used in determining competitive levels of base salary as well as various forms of incentive compensation.

  The Committee has established the target level for long-term incentive compensation to be approximately 110% of the survey data median when the Company achieves its financial goals. The Committee established guidelines for long-term compensation to achieve this target range a number of years ago, and will periodically reevaluate the guidelines.

BASE SALARY

  The Company's base salary policy is intended to insure that compensation practices are competitive within relevant industries and with major industrial companies. The Compensation Committee's current view is that the middle of the salary range for BFG executives should be at about the median base salary of comparable industrial companies. The Compensation Committee establishes the annual base salary for Company officers at the level of executive vice president or higher and approves salary midpoint levels and percentage increases in those levels for other executive positions in the Company. The salary range for each position is from 20% below the midpoint to 20% above the midpoint.

INCENTIVE COMPENSATION

  Incentive compensation is intended to motivate and retain qualified individuals who have the opportunity to influence Company results significantly and enhance shareholder value. The philosophy for incentive compensation plans is to provide awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved. Incentive compensation programs are divided into two types -- annual cash bonus and long-term incentive compensation. Generally speaking, the higher an individual's level within the Company, the greater the percentage of his or her potential total compensation is represented by incentive compensation.

  ANNUAL INCENTIVE COMPENSATION

  An individual's annual cash bonus target is expressed as a percentage of his or her salary range midpoint, with the percentages of salary midpoint increasing with the level of the job. A total target incentive pool is created for the corporate staff, for each major business segment and for designated groups or divisions within each segment. The total target incentive pools are further divided into financial performance pools and pools based on performance against specific strategic and operational objectives approved by the Compensation Committee. For 1996, the financial pools were weighted between 80% and 85% and the strategic/operational pools were weighted between 15% and 20% of the target. Incentive payments can range from 50% of the target amount when the threshold financial objective of the corporate staff and major business segments (75%-92% of target in 1996) is achieved, to a maximum of 150% of the target when the maximum financial objective (110%-125% of target in 1996) is achieved. If a minimum financial performance is not achieved, no bonus will be paid.

  In 1996 corporate staff financial goals were based upon net income and return on equity. Operating segment financial goals were based upon segment operating income and working capital as a percent of sales. Individual awards are made based upon individual performance within a range established with reference to achievement of financial and strategic goals.

1996 RESULTS

  The corporate staff achieved 142% of their financial and strategic goals. The operating segments achieved between 97% and 139% of their respective goals. The actual payout for the corporate staff averaged 124% of the target bonus and for the operating segments averaged 97% of target.

  The strategic goals for the corporate staff related to the implementation of corporate plans, resolution of litigation, acquisitions and divestitures and achievement of financial objectives. The strategic goals for the operating segments included specific objectives relating to product development, productivity improvement, market share, acquisitions and strategic alliances, cost structure and organizational goals.

  LONG-TERM INCENTIVE COMPENSATION

  Currently, long-term incentive compensation at the Company consists of a performance-related plan based on a three-year measuring cycle and stock options.

  The Compensation Committee adopted the Long-Term Incentive Plan in 1992, which is based on the Performance Share Plan and the Stock Option Plan, and made awards of Restricted Shares and Performance Shares in 1995 (as of December 31, 1996, there were 67 participants). The participants who are still employed by the Company on December 31, 1997, will become vested in the Restricted Shares and will receive the shares early in 1998, less the number of shares to satisfy applicable withholding taxes. The Restricted Shares actually received will be restricted from further sale for an additional two years.

  The Committee established performance objectives over the three-year plan cycle when it awarded the Performance Shares in 1995. The recipient only will be entitled to retain shares at the end of the plan cycle if the threshold performance standard is met. The number of shares to be received free of further restrictions will range from 50% to 150% of the original Performance Share award depending on the level of achievement of financial objectives, less the number of shares to satisfy applicable withholding taxes.

  Currently the Committee only makes awards once every three years. Guidelines establish a target award of Restricted Shares and Performance Shares with the aggregate market value of the shares awarded based upon a percentage of salary midpoint depending upon the individual's position level within the Company -- the higher the position level the greater the percentage. The determination of whether to make an award and the amount of the award is dependent upon the individual's past performance and expectations of future performance.

  The performance objectives for the 1995 awards for the senior corporate executives and corporate staff employees are dependent upon the three-year average total Company return on equity. The performance objectives for operating segment presidents at the time of the award is based one-half on total Company performance measured as an average return on equity and one-half related to the operating segment performance expressed as average operating income return on net capital employed (OIRONCE) for the three-year period. Other participants within the operating segments had their awards based solely on the average OIRONCE for their respective segment.

  The Stock Option Plan is administered by the Compensation Committee. The Plan provides that options may not be granted at less than 100% of fair market value and that options may not be repriced. The Committee has established a target award for individuals based upon the aggregate exercise price of the options granted as a percentage of salary midpoint -- the higher the salary midpoint, the greater the percentage. The actual award is dependent upon the individual's past performance and expectation of future performance. In 1996 the Committee granted stock options to 125 executives.

  With respect to the Executive Vice Presidents, the Committee considers the recommendation of the Chief Executive Officer in determining the level of awards of long-term incentive compensation. It also considers its own impression of the individuals since the members have ample opportunity to observe their performance. With respect to other executives who receive long-term incentive compensation, the Committee makes the determination of the appropriate awards, but generally considers the recommendation of management making the specific award within the established guidelines. The Committee has available information as to the level of past awards and individual stock ownership of the executive officers. During 1996 the Committee endorsed a management recommendation establishing stock ownership guidelines for participants in the Long-Term Incentive Plan at a multiple of their base salary. The multiple varies from between .75 to 4 times salary, with the multiple increasing with one's level within the Company. Individuals are given five years to achieve the target ownership levels. The factors considered in making the awards for the Chief Executive Officer are discussed below.

OMNIBUS BUDGET RECONCILIATION ACT OF 1993

  The Omnibus Budget Reconciliation Act of 1993 established a disallowance of deductions for tax purposes for certain employee remuneration in excess of $1 million per year beginning in 1994. Under the Internal Revenue Service regulations, the Company believes all compensation to be earned in 1996 and all existing awards under the Company's long-term incentive plans will be fully deductible for Federal income tax purposes.

CHIEF EXECUTIVE OFFICER

  In determining the base salary established for John D. Ong, the Chief Executive Officer until December 2, 1996, and for David L. Burner, the Chief Executive Officer since that date, the Compensation Committee took into account surveys of base compensation of chief executive officers of other major industrial companies. With respect to Messrs. Ong and Burner, the Committee considered their leadership and key contributions to the overall financial performance of the Company, and the Company's progress towards achieving important strategic objectives. The Committee determined to maintain Mr. Ong's base salary at the same level established as of January 1, 1994 and to provide all additional compensation through short and long-term incentive compensation. In December 1996, the Committee increased Mr. Burner's base salary to reflect the added responsibilities he assumed as Chief Executive Officer.

  Messrs. Ong and Burner do not participate in the Management Incentive Program. Instead, they participate in the Senior Executive Management Incentive Plan, which is designed to meet the Federal income tax deductibility rules of the Internal Revenue Code. As required by the Code, the plan requires that any award be based upon an objective formula established at the beginning of the year. A target award was established, based 60% on net income and 40% on return on equity. A threshold objective equal to 75% of the goal would result in an award of 50% of the target, while a maximum award equal to 150% of the target would result from attainment of 125% of the goal. Attainment between the threshold and the maximum goal results in a payment prorated on a straight line basis. For 1996 Messrs. Ong and Burner received $820,874 and $487,046 respectively, or 146% of their target amounts.

  In 1996, Messrs. Ong and Burner each received options to purchase 52,000 shares. (All share numbers have been adjusted to reflect the two-for-one stock split on April 1, 1996.) Of this amount the Committee awarded options to purchase 20,000 shares to Mr. Burner due to the increased responsibilities he assumed as President of the Company in December, 1995. During 1995, Messrs. Ong and Burner were awarded 58,000 and 28,000 Performance Shares and 20,000 and 10,000 shares of Restricted Stock respectively. The guidelines for awards for the Chief Executive Officer and the actual targets are the same as for other corporate officers. The Committee used the same factors to make these awards as it did in determining the other elements of Messrs. Ong's and Burner's compensation. Currently the Committee only makes awards every three years. Mr. Ong has announced his intention to retire from the Company on July 1, 1997.

  The Compensation Committee compares the total long-term incentive compensation with total long-term incentive compensation from the survey data. The Committee's target is to have total long-term incentive compensation equal 110% of the median of the survey data when the Company achieves its financial objectives. The guidelines for long-term incentive data are reviewed periodically.

                                       The Compensation Committee
                                          James J. Glasser, Chairman
                                          William L. Wallace, Vice Chairman
                                          Jeanette Grasselli Brown
                                          George A. Davidson, Jr.
                                          Richard K. Davidson
                                          Ian M. Ross

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                   -----------------------------------------
                                    ANNUAL COMPENSATION
                           -------------------------------------             AWARDS               PAYOUTS
                                                                   --------------------------   ------------
                                                                                      SECURITIES
     NAME AND                                       OTHER ANNUAL                      UNDERLYING     LTIP       ALL OTHER
    PRINCIPAL                                       COMPENSATION   RESTRICTED STOCK   OPTIONS/    PAYOUTS      COMPENSATION
     POSITION       YEAR   SALARY($)    BONUS($)        ($)          AWARDS($)(1)     SARS(#)      ($)(1)         ($)(2)
------------------  -----  ----------   ---------   ------------   ----------------   -------   ------------   ------------
John D. Ong,(3)      1996    750,000     820,874       139,099              -0-       52,000           -0-         91,950
Chairman             1995    750,000     782,496       100,892          443,750       31,000           -0-         84,000
and Chief            1994    750,000     650,000       103,794              -0-       17,500       840,463         68,760
Executive Officer
David L.             1996    487,500     487,046        62,511              -0-       52,000           -0-         48,750
Burner,(3)
President and        1995    362,500     325,000        46,581          221,875       13,000           -0-         34,650
Chief
Executive Officer    1994    325,000     215,000        33,862              -0-        6,000       124,073         30,000
D. Lee Tobler,       1996    407,000     325,000        65,073              -0-       22,000           -0-         41,100
Executive Vice       1995    395,000     278,000        49,630          177,500       13,000           -0-         31,050
President and        1994    379,000     245,000        43,591              -0-        8,000       270,954         31,524
Chief Financial
Officer
Marshall O.          1996    300,000     325,000        41,284              -0-       56,000           -0-         27,900
Larsen,
Executive Vice       1995    240,417     165,000        21,567          110,938       14,400           -0-         45,245
President            1994    205,000      97,000        13,299              -0-        6,600           -0-         17,400
and President,
BFGoodrich
Aerospace
Wayne O. Smith,(4)   1996    348,000     250,000        68,614              -0-       26,000           -0-         35,880
Executive Vice       1995    326,250     250,000        37,708          221,875       13,000           -0-          4,950
President            1994    225,000     190,000         8,040              -0-        5,000           -0-        212,500
and President,
BFGoodrich
Specialty
Chemicals
Jon V. Heider,       1996    320,000     250,000        58,807              -0-       18,000           -0-         32,700
Executive Vice       1995    307,000     225,000        46,179          133,125       10,000           -0-         28,620
President and        1994    295,917     170,000        44,747              -0-        5,000       236,297         23,911
General Counsel

(1) Restricted Shares awarded in 1995 vest on January 1, 1998; provided, however, the shares awarded (less shares withheld to satisfy withholding tax requirements) may not be sold for an additional two-year period. Dividends were paid on these shares at the same rate as paid to all other shareholders. As of December 31, 1996, the number of Restricted Shares and Performance Shares contingently awarded under the Company's Long-Term Incentive Plan and the market value of that number of shares, respectively, were as follows: J. D. Ong, 78,000 and $3,159,000; D. L. Burner, 38,000 and $1,539,000; D. L. Tobler, 30,000 and
$1,215,000; M. O. Larsen, 20,000 and $810,000; W. O. Smith, 38,000 and
$1,539,000; and J. V. Heider, 26,000 and $1,053,000.

(2) Of the amounts shown, $9,000 represents the Company's contribution to the Retirement Plus Savings Plan, a tax-qualified defined contribution plan, and the balance represents Company contributions to a benefit restoration plan with respect to amounts in excess of the amount permitted to be contributed under the tax-qualified plan.

(3) On December 2, 1996, Mr. Burner was elected Chief Executive Officer, replacing Mr. Ong in that position.

(4) Mr. Smith resigned as Executive Vice President and President of BFGoodrich Specialty Chemicals effective November 1, 1996. Under the terms of a separation agreement, he continued as an employee with full compensation and benefits through December 31,

1996. In addition, Mr. Smith will continue to receive his base compensation and certain benefits through April 30, 1998. He does not have sufficient years of service to be entitled to a pension benefit under the Company's qualified retirement plan, but Mr. Smith will be entitled to a supplemental executive retirement benefit of $76,838 per year commencing at age 65 from a non-qualified plan. Pursuant to an agreement made when hired, he will also be entitled to retiree medical benefits.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         POTENTIAL REALIZABLE VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK PRICE
                                    INDIVIDUAL GRANTS                         APPRECIATION FOR OPTION TERM
                  -----------------------------------------------------  --------------------------------------
                    NUMBER OF     % OF TOTAL
                   SECURITIES    OPTIONS/SARS
                   UNDERLYING     GRANTED TO
                  OPTIONS/SARS    EMPLOYEES    EXERCISE OR
                     GRANTED      IN FISCAL    BASE PRICE    EXPIRATION
      NAME        (# OF SHARES)      YEAR        ($/SH)         DATE     0% ($)      5% ($)         10% ($)
----------------- -------------  ------------  -----------   ----------  ------  --------------  --------------
J. D. Ong             52,000          6.3%      $  34.375      1/2/06     -0-        $1,124,149      $2,848,815
D. L. Burner          52,000          6.3          34.375      1/2/06     -0-         1,124,149       2,848,815
D. L. Tobler          22,000          2.7          34.375      1/2/06     -0-           475,602       1,205,268
M. O. Larsen          56,000          6.8          34.375      1/2/06     -0-         1,210,622       3,067,954
W. O. Smith           26,000          3.1          34.375      1/2/06     -0-            44,688          89,375
J. V. Heider          18,000          2.2          34.375      1/2/06     -0-           389,129         986,128
All Shareholders         N/A          N/A             N/A         N/A     -0-     1,163,438,309   2,947,843,000
All Optionees        825,400          100         34.4021     1/2/06-     -0-        17,861,656      45,255,103
                                                               6/4/06
Optionee Gain
as % of all
Shareholder Gain         N/A          N/A             N/A         N/A     N/A              1.5%            1.5%

  The dollar amounts under the potential realizable value column are the result of calculations of assumed annual compound rates of appreciation over the ten-year life of the options in accordance with the proxy regulations of the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Company's Common Stock. The actual value, if any, an executive may realize will depend on the excess of the market price of the shares over the exercise price on the date the option is exercised. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No stock appreciation rights (SARs) were attached to these options. The options granted to the named individuals were immediately exercisable and were granted with limited stock appreciation rights which generally entitle the optionee to elect to receive the appreciation on the option in cash for a 60 day period following a "change in control", as defined under "Management Continuity Agreements". Number of shares and exercise price are prior to the Stock Split.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                             NUMBER OF
                                                                             SECURITIES
                                                                             UNDERLYING              VALUE OF
                                                                            UNEXERCISED            UNEXERCISED
                                                                            OPTIONS/SARS           IN-THE-MONEY
                                                                             AT FY-END             OPTIONS/SARS
                                                                           (# OF SHARES)          AT FY-END ($)
                                                                         ------------------     ------------------
                          SHARES ACQUIRED ON        VALUE REALIZED          EXERCISABLE/           EXERCISABLE/
         NAME                EXERCISE (#)                ($)               UNEXERCISABLE          UNEXERCISABLE
-----------------------  --------------------     ------------------     ------------------     ------------------
J. D. Ong                       20,740                  312,889               330,260/-0-           5,098,056/-0-
D. L. Burner                  -0-                      -0-                    152,600/-0-           2,119,535/-0-
D. L. Tobler                    38,000                  636,498               121,764/-0-           2,034,804/-0-
M. O. Larsen                  -0-                      -0-                  84,059/11,341         825,548/215,106
W. O. Smith                     10,000                  231,875                52,000/-0-             642,686/-0-
J. V. Heider                  -0-                      -0-                    114,000/-0-           1,805,310/-0-

RETIREMENT PENSIONS

  The Company has in effect a pension plan for salaried employees which provides pensions payable at retirement to each eligible employee. The plan makes available a pension which is paid from funds provided through contributions by the Company and contributions by the employee, if any, made prior to 1972. The plan is not available to Directors other than those who are employees. The amount of an employee's pension depends on a number of factors including Final Average Earnings ("FAE") and years of credited service to the Company. The following chart shows the annual pension amounts currently available to employees who retire with the combinations of FAE and years of credited service shown in the chart, which should be read in conjunction with the notes following the chart. As of January 1, 1989 the plan generally provides a benefit of 1.15% of FAE times all years of pension credit plus 0.45% of FAE in excess of covered compensation times years of pension credit up to 35 years. In addition employees hired prior to January 1, 1990, will receive an additional pension credit of up to 4 years up to a maximum of 24 years of pension credit. Benefits become vested after 5 years of service.

                               PENSION PLAN TABLE

  FINAL                               YEARS OF BENEFIT SERVICE
 AVERAGE      ------------------------------------------------------------------------
 EARNINGS        10          20          25          30           35            40
----------    --------    --------    --------    --------    ----------    ----------
   100,000      14,681      29,363      36,703      44,044        51,385        57,135
   150,000      22,681      45,363      56,703      68,044        79,385        88,010
   200,000      30,681      61,363      76,703      92,044       107,385       118,885
   250,000      38,681      77,363      96,703     116,044       135,385       149,760
   300,000      46,681      93,363     116,703     140,044       163,385       180,635
   350,000      54,681     109,363     136,703     164,044       191,385       211,510
   400,000      62,681     125,363     156,703     188,044       219,385       242,385
   450,000      70,681     141,363     176,703     212,044       247,385       273,260
   500,000      78,681     157,363     196,703     236,044       275,385       304,135
   600,000      94,681     189,363     236,703     284,044       331,385       365,885
   700,000     110,681     221,363     276,703     332,044       387,385       427,635
   800,000     126,681     253,363     316,703     380,044       443,385       489,385
   900,000     142,681     285,363     356,703     428,044       499,385       551,135
 1,000,000     158,681     317,363     396,703     476,044       555,385       612,885
 1,100,000     174,681     349,363     436,703     524,044       611,385       674,635
 1,200,000     190,681     381,363     476,703     572,044       667,385       736,385
 1,300,000     206,681     413,363     516,703     620,044       723,385       798,135
 1,400,000     222,681     445,363     556,703     668,044       779,385       859,885
 1,500,000     238,681     477,363     596,703     716,044       835,385       921,635
 1,600,000     254,681     509,363     636,703     764,044       891,385       983,385
 1,700,000     270,681     541,363     676,703     812,044       947,385     1,045,135
 1,800,000     286,681     573,363     716,703     860,044     1,003,385     1,106,885
 1,900,000     302,681     605,363     756,703     908,044     1,059,385     1,168,635
 2,000,000     318,681     637,363     796,703     956,044     1,115,385     1,230,385

(1) The pension plan uses either a "final average earnings" formula or a "service credit" formula to compute the amount of an employee's pension, applying the formula which produces the higher amount. The above chart was prepared using the FAE formula, since the service credit formula would produce lower amounts than those shown. Under the FAE formula, a pension is based on the highest 48 consecutive months of an employees' earnings. Earnings include salary, certain incentive payments including annual cash bonuses, but excludes awards under long-term incentive programs and the Company match in the Company savings plans. For the named executive officers, only the amounts shown in the Summary Compensation Table as Salary and Bonus under Annual Compensation constitute FAE. As of March 31, 1997, final average earnings for the individuals named in the Summary Compensation Table were as follows: J. D. Ong, $1,472,294;
D. L. Burner, $680,144; D. L. Tobler, $658,892; M. O. Larsen, $407,010; W. O.
Smith, $502,212; and J. V. Heider, $505,981.

(2) In computing the pension amounts shown, it was assumed that an employee would retire at age 65 and elect to receive a five year certain and continuous annuity under the pension plan and that the employee would not elect any of the available "survivor options," which would result in a lower annual pension. Pensions are not subject to any deduction for Social Security or any other offset amounts.

(3) As of January 31, 1997, the six Executive Officers named in the cash compensation table had the following credited years of service under the pension plan (including, where appropriate, up to the 4 additional years): J. D. Ong, 35 years, 10 months; D. L. Burner, 17 years, 9 months; D. L. Tobler, 16 years, 1 month; M. O. Larsen, 21 years, 9 months; W. O. Smith, 2 years, 9 months; and J.
V. Heider, 16 years, 8 months.

(4) Certain recently hired executives, including D. L. Burner, D. L. Tobler and
J. V. Heider, became vested in benefits immediately and earn an additional benefit equal to 1.6 percent for each of their first 15 years with the Company. As of December 31, 1996, the accrued additional benefits per year were as follows: D. L. Burner, $127,920; D. L. Tobler, $114,619; and J. V. Heider, $109,067. These benefits are payable under a non-qualified supplemental plan funded in part with life insurance policies.

(5) Any benefits shown in the chart which exceed the level of benefits permitted to be paid from a tax-qualified pension plan under the Internal Revenue Code are payable under a non-qualified supplemental pension plan, funded in part with life insurance policies.

MANAGEMENT CONTINUITY AGREEMENTS

  In 1984 the Company first entered into management continuity agreements (the "Agreements") with certain employees, which now include all of the executive officers named in the preceding compensation table. Presently there are 10 Agreements in effect. The purpose of the Agreements is to encourage the individuals to carry out their duties in the event of the possibility of a change in control of the Company. The Agreements are not ordinary employee agreements and do not provide any assurance of continued employment unless there is a "change in control." They generally provide for a two-year period of employment commencing upon a change in control which generally is deemed to have occurred if (i) any person becomes the beneficial owner of 20% or more of the Common Stock or combined voting power of the Company's outstanding securities (subject to certain exceptions), (ii) during any two-year period there generally has been a change in the majority of the Directors of the Company, or (iii) certain corporate reorganizations occur where the existing shareholders do not retain at least 70% of the voting securities of the surviving entity. The Agreements generally provide for the continuation of employment of the individuals in the same positions and with the same responsibilities and authorities that they possessed immediately prior to the change in control and generally with the same benefits and level of compensation, including average annual increases. The individuals have the right to terminate their employment voluntarily during the 30 day period commencing one year following a change in control for any reason and receive compensation. If the individual's employment is terminated by the Company or its successor for reasons other than "cause" or is terminated voluntarily by the individual for a "good reason" (in each case as defined in the Agreements) the individual would be entitled to receive compensation for up to three years at the individual's base salary rate in effect at the time of the change in control, together with continuation of employee benefits and incentive compensation payable each year equal to the greater of that paid with respect to the most recent period prior to such termination or the "target incentive amount" for the period in which the change in control or termination occurs. The Agreements provide for a tax gross-up for any excise tax due under the Internal Revenue Code for these types of agreements.

RETIREMENT ARRANGEMENTS

  The Board of Directors has agreed to certain arrangements for Mr. Ong following his retirement on July 1, 1997 after more than 36 years of service with the Company. Mr. Ong will receive a full payout under the Long-Term Incentive Plan. If the payout were prorated for his service during the three-year plan period, he would have received a pro-rata award equal to 5/6 of the full award. Mr. Ong's participation in the 1997 Senior Executive Management Incentive Program, the Company's annual cash bonus program for certain senior executive officers, will be prorated (50%) in accordance with the plan. Similar to past Company practices with respect to retiring chief executive officers, the Company will provide office space and secretarial support as well as continue certain other benefits generally until Mr. Ong's 70th birthday.

  In 1995 the Company offered a Voluntary Retirement Program to corporate staff employees who retired by January 1, 1997. Mr. Heider, who was eligible for the program, expressed an interest in accepting it. The Company requested Mr. Heider to delay his retirement. The Company has agreed to provide an additional three years for age and years of service under the Company's Retirement Plan as it did for other eligible employees who accepted the program. The Company has agreed that Mr. Heider's last day of work will be October 15, 1997, and that with accrued and deferred vacation Mr. Heider will retire March 1, 1998. Mr. Heider will be eligible for a full payout of the Long-Term Incentive Plan early in 1998 and be eligible for an unreduced annual bonus for 1997.

                CUMULATIVE TOTAL SHAREHOLDER PERFORMANCE GRAPHS

  Set forth below is a line graph showing the yearly percentage change in the cumulative total shareholder return for the Company's Common Stock with the similar returns for the Standard & Poor's 500 Stock Index, the Standard & Poor's Specialty Chemicals Index and the Standard & Poor's Aerospace/Defense Index. Each of the returns is calculated assuming the investment of $100 in each of the securities on December 31, 1991 and reinvestment of dividends into additional shares of the respective equity securities when paid. The graph plots the respective values on the five single days which are the last trading days of calendar years 1991 through 1996. Past performance is not necessarily indicative of future performance.

    MEASUREMENT PERIOD         THE BFGOOD-                          AERO-          CHEMICALS
   (FISCAL YEAR COVERED)       RICH COMPANY    S&P 500 INDEX    SPACE/DEFENSE     (SPECIALTY)
Dec91                                    100              100              100              100
Dec92                                 121.94           107.62           105.20           105.94
Dec93                                 105.30           118.46           136.83           120.79
Dec94                                 119.21           120.03           148.01           105.45
Dec95                                 194.30           165.13           244.94           138.60
Dec96                                 237.79           203.05           327.64           142.16

  In 1993, the Company sold The Geon Company, which generally comprised its polyvinyl chloride business. This completed a decade of change, during which BFGoodrich divested its commodity type businesses and reinvested the proceeds in its two specialty businesses, Aerospace and Specialty Chemicals. As a result, 1994 represents the first full year of operations under the Company's new strategic focus. The chart below shows the 3 year cumulative percentage return since 1994 for the Company and the three indices reflected in the graph above.

                                                                    AERO-
     MEASUREMENT PERIOD          THE BFGOOD-     S&P 500 IN-    SPACE/DEFENSE-      CHEMICALS
    (FISCAL YEAR COVERED)       RICH COMPANY         DEX             500        (SPECIALTY)- 500
Dec93                                  100.00          100.00          100.00          100.00
Dec94                                  113.21          101.32          108.17           87.30
Dec95                                  184.52          139.40          179.00          114.74
Dec96                                  225.83          171.40          239.44          117.69

                                                          1994-1996 CUMULATIVE
                                COMPANY/INDEX                    RETURN
                                                          --------------------
                The BFGoodrich Company                            125.8%
                S&P 500 Index                                      71.4
                Aerospace/Defense                                 139.4
                Specialty Chemicals                                17.7

                               BOARD OF DIRECTORS

COMPENSATION OF DIRECTORS

  During 1996 each non-employee Director of the Company received fixed compensation for serving as a Director at the rate of $26,000 per year, plus $1,000 for each Board and Board Committee meeting attended, except that the chairperson of a Committee would receive $1,500 for each meeting of that Committee attended. In September 1995, the Board of Directors replaced the existing cash retirement plan for Directors with a new Directors' Phantom Share Plan. Under the terms of the plan, outside Directors will receive annual grants of phantom shares equal in value to the current annual cash retainer for up to ten years. Dividend equivalents will accrue on all phantom shares credited to a Director's account. All phantom shares become fully vested at the earlier of five years from the date of grant, the Director's termination of Board service after age 55, or upon a change in control of the Company as defined in the Company's Stock Option Plan. Following termination of service as a Director, the vested number of phantom shares will be paid to each Director in twelve monthly installments. The value of each phantom share is determined on the relevant date by the fair market value of the Company's Common Stock. The former cash retirement plan provided upon retirement from the Board of Directors after reaching the age of 55 with at least ten years of service as a Director, any non-employee Director, and any employee Director who has also served as Chief Executive Officer and continues as a Director following his or her retirement as an employee, would be entitled to receive an annual amount equal to the fixed compensation level in effect at the time of retirement. A retiring Director who has reached age 55 and has served for at least five but less than ten years would be entitled to a reduced amount equal to 50% of the fixed compensation level in effect at retirement, plus 10% of such compensation level for each additional year of service (rounded to the nearest whole year) up to ten. Transitional provisions have been provided between the old cash retirement plan and the new Directors' Phantom Share Plan based on a Director's years of service as of September 1995. Directors with more than ten years of service will continue to be eligible under the old plan but will not receive any phantom shares under the new plan. Outside Directors with at least five but less than ten years service will continue to be eligible to receive benefits under the old plan with respect to their accrued benefits through the date of the adoption of the Directors' Phantom Share Plan and will receive annual grants of phantom shares through their tenth year. Outside Directors with less than five years of service will receive no benefits under the old plan, but received initial grants of phantom shares equal to the current annual cash retainer times the number of completed years of service and will thereafter receive annual grants of phantom shares up to an aggregate of ten years. Retired Directors will continue to receive their retirement benefits.

INSURANCE

  As authorized by Section 726 of the Business Corporation Law of the State of New York and the Company's By-Laws, the Company has purchased insurance providing indemnification for the Company and its subsidiaries as well as their directors and officers. The insurance coverage was written by Federal Insurance Company and Reliance Insurance Company, commencing June 19, 1996, for a one-year period, at a total premium cost of $459,000.

     MEETINGS BY AND CERTAIN COMMITTEES OF THE COMPANY'S BOARD OF DIRECTORS

1. MEETINGS

  The Company's Board of Directors held seven meetings in 1996. All Directors attended more than 75% of the aggregate total number of meetings held in 1996 by the Board of Directors and the Committees of the Board of Directors on which they served.

2. CERTAIN COMMITTEES

  The standing Committees of the Board of Directors are identified in the Annual Report to Shareholders. They include the following (with membership as of December 31, 1996):

  AUDIT COMMITTEE -- Alfred M. Rankin, Jr., Chairman; Jeanette Grasselli Brown, Vice Chairman; George A. Davidson, Jr.; Douglas E. Olesen; William L. Wallace; and A. Thomas Young. Function: Reviews with the independent auditors and the General Auditor the scope of the audit and the results of the audit examination by the independent auditors; considers and recommends to the Board of Directors the selection of the independent auditors for the next year; reviews with management and the independent auditors the annual financial statements of the Company; reviews the system of internal controls with the independent auditors, the General Auditor and other financial officers and the General Counsel of the Company, and maintains open communications with them; reviews periodically the quality and adequacy of the Company's financial organization and personnel; reviews material pending legal proceedings with the General Counsel and keeps abreast of changing areas of law with potential impact on the Company; and reviews periodically and exercises oversight with respect to the legal and ethical compliance policies of the Company. Three meetings were held in 1996.

  COMMITTEE ON DIRECTORS -- Ian M. Ross, Chairman; James J. Glasser, Vice Chairman; Thomas H. O'Leary; Joseph A. Pichler and Alfred M. Rankin, Jr.
Function: Recommends candidates for the Board of Directors of the Company; reviews annually the tenure of each Director; and considers the size and composition of the Board, the ratio of non-employee to employee Directors, compensation and retirement of Directors, frequency and format of Board meetings, Committee structure, service on Committees and management succession planning. All candidates for Director of the Company are considered and selected strictly on the basis of their ability to contribute to the deliberations of the Board of Directors. Shareholders of the Company wishing to recommend candidates for the Board may submit the names of such candidates, together with any desired supporting information, to the Secretary of the Company, who maintains a file of such names and information. This file is made available to the Committee on Directors to assist it in fulfilling its duties in this area. Five meetings were held in 1996.

  COMPENSATION COMMITTEE -- James J. Glasser, Chairman; William L. Wallace, Vice Chairman; Jeanette Grasselli Brown; George A. Davidson, Jr.; Richard K. Davidson and Ian M. Ross. Function: Reviews and recommends to the Board of Directors of the Company the adoption or amendment of the various compensation and benefit plans and programs maintained for the Officers and other key employees of the Company, including any stock option or incentive compensation plans; reviews and approves specific matters which are consistent with such plans and programs; reviews and approves certain compensation and benefit arrangements for senior management; approves the terms and conditions of awards under the Stock Option Plan within the limits in the Plan; makes awards under the Stock Option Plan, and the Long-Term Incentive Plan; establishes the annual merit salary increase budget for corporate staff executives; reviews and approves compensation for individuals holding the offices of Executive Vice President or higher. Five meetings were held in 1996.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Richard de J. Osborne, Chairman and Chief Executive Officer of ASARCO Incorporated, was elected to the Board of Directors of the Company on April 15, 1996. From January 1, 1996 to April 24, 1996, John D. Ong, then Chairman and Chief Executive Officer of the Company, was a director and served as a member of the Organization and Compensation Committee of ASARCO Incorporated, although the last meeting of that committee that Mr. Ong attended was in February, 1996. Mr. Osborne has never served as a member of the Compensation Committee of the Company. Mr. Ong has announced his retirement from The BFGoodrich Company as of July 1, 1997, at which time he is expected to resign as a Director of the Company.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  John D. Ong, Chairman and Chief Executive Officer at the time in question, failed to disclose in his original Form 5, Annual Statement of Change in Beneficial Ownership for 1995, that his wife had made a charitable donation of 150 shares of the Company's stock owned by her and in which Mr. Ong disclaimed any beneficial interest.

             2. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors on February 17, 1997 appointed the firm of Ernst & Young LLP, subject to ratification by the shareholders at the Annual Meeting, to audit the accounts of the Company with respect to its operations for the year 1997 and to perform such other services as may be required. Should this firm of auditors be unable to perform these services for any reason, the Board of Directors will appoint other independent auditors to perform these services.

  Representatives of the firm of Ernst & Young LLP, the Company's principal auditors for the most recently completed fiscal year, are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFYING THIS APPOINTMENT.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which may properly be presented to the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote according to their best judgment.

  Under the Company's By-Laws shareholders entitled to vote at the meeting may bring business before the annual meeting if such shareholder provides written notice to, and such notice is received by, the Secretary of the Company generally not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Consequently such notice must be received between January 17 and February 17, 1997. Such notice shall set forth as to each matter a brief description thereof and the reasons for conducting such business at the annual meeting. The notice shall also provide (i) the name and address of the shareholder proposing such business as well as any other shareholders believed to be supporting such proposal, (ii) the number of shares of each class of stock of the Company owned by such shareholders, and (iii) any material interest of such shareholders in such proposal. See Appendix A for the full text of the relevant section of the By-Laws.

  The Company has not received any notice of additional business to be presented at the meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders, of course, may and are encouraged to ask appropriate questions at the annual meeting without having to comply with the notice provisions.

                             SHAREHOLDERS PROPOSALS

  Proposals of shareholders intended to be presented at the 1998 Annual Meeting and which are intended to be included in the proxy statement must be received by the Office of the Secretary, The BFGoodrich Company, 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368 no later than November 1, 1997. The Company suggests that all such proposals be sent by certified mail, return receipt requested.

Dated March 7, 1997                           By Order of the Board of Directors
                                                   Nicholas J. Calise, Secretary

                     PLEASE DATE, SIGN AND MAIL YOUR PROXY

APPENDIX A

                                    BY-LAWS

                             ARTICLE I, SECTION 10

  SECTION 10. (A) Annual Meetings of Shareholders. (1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) pursuant to the Company's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any shareholder of the Company who was a shareholder of record at the time of giving of notice provided for in this By-Law, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this By-Law.

  (2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of paragraph (A) (1) of this By-Law, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder's notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director, the name, age, principal occupations and employment during the past five years, name and principal business of any corporation or other organization in which such occupations and employment were carried on, a brief description of any arrangement or understanding between such person and any other person(s) (naming such person(s)) pursuant to which he was or is to be selected as a nominee, and the written consent of such person(s) to serve as a director if elected; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company's books, of such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder, such beneficial owner and any other shareholders believed by such shareholder to be supporting such nominee(s) or other business.

  (3) Notwithstanding anything in the second sentence of paragraph (A) (2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

  (B) Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Company's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Company's notice of meeting
(a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such special meeting, by any shareholder of the Company who is a shareholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Company calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Company's notice of meeting, if the shareholder's notice required by paragraph (A) (2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

  (C) General. (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. The Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective proposal shall be disregarded.

  (2) For purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

  (3) Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

        BF Goodrich Logo
--------------------------------------------------------------------------------

                                                               [BFGOODRICH LOGO]

March 7, 1997

To our Shareholders:

The Annual Meeting of Shareholders will be held in the Versailles Suite on the second floor of The St. Regis Hotel, Two East 55th Street, New York, New York on Monday, April 21, 1997, at 10:30 A.M.

The proxy statement contains information regarding the meeting, the nominees for election to the Board of Directors and the proposal to ratify the appointment of Ernst & Young LLP as independent auditors. To hear a recorded summary about the Annual Meeting of Shareholders and voting results, please call our new information service, Shareholder Direct, at 1-800-BFG-5987 on or after April 22.

It is important that your shares be represented at this meeting. Even if you plan to attend, we encourage you to promptly sign, date and return your proxy in the enclosed postage-paid envelope.

Sincerely,


David L. Burner
President and Chief Executive Officer

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS      FOR all nominees   [X]      WITHHOLD AUTHORITY to vote       [X]   EXCEPTIONS* (as marked   [X]
                              listed below                for all nominees listed below          to the contrary below)

   Jeanette Grasselli Brown, David L. Burner, George A. Davidson, Jr., Richard K.
   Davidson, James J. Glasser, Thomas H. O'Leary, Douglas E. Olesen, John D. Ong,
   Richard de J. Osborne, Joseph A. Pichler, Alfred M. Rankin, Jr., Ian M. Ross,
   D. Lee Tobler, and A. Thomas Young.
   INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK
   THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED
   BELOW.
   *EXCEPTIONS
              -----------------------------------------------------------------

2. Approval of Ernst & Young LLP as auditors.   FOR   [X]   AGAINST   [X]   ABSTAIN  [X]


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.
IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND
FOR PROPOSAL 2.


                                                         Change of Address and/or
                                                         Comments Mark Here [  ]



                                        Please sign exactly as name appears
                                        hereon. Joint owners should each sign.
                                        When signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give full title as such.

                                        Dated:                        , 1997
                                             -------------------------

                                        ------------------------------------
                                                   Signature

                                        ------------------------------------
                                                   Signature

Sign, Date and Return                   VOTES MUST BE INDICATED
the Proxy Card Promptly                 (X) IN BLACK OR BLUE INK.  [X]
Using the Enclosed Envelope.

                             THE BFGOODRICH COMPANY
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby authorizes David L. Burner and Nicholas J. Calise, or either of them, with full power of substitution, to represent the undersigned and to vote all Common Stock of THE BFGOODRICH COMPANY which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on April 21, 1997, and at any adjournment thereof, as indicated and in their discretion upon other matters as may properly come before the meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

     This card also constitutes your voting instructions for any and all shares held of record by The Bank of New York for your account in the Company's Dividend Reinvestment Plan.

     Please sign on the reverse side of this card and return it promptly in the enclosed return envelope to The Bank of New York, Proxy Department, New York, NY 10203-0029.



                                              THE BFGOODRICH COMPANY
                                              P.O. BOX 11029
                                              NEW YORK, N.Y. 10203-0029

                                              (Continued, and to be signed and
                                              dated, on reverse side.)